Exhibit 10.14

Gerbsman Partners

211 Laurel Grove Ave.

Kentfield, CA 94909

415-456-0628 telephone

415-459-2278 FAX

August 7, 2009

Henry A. Plain, Jr.

Chairman of the Board

Xtent, Inc.

125 Constitution Avenue

Palo Alto, CA 94025

Dear Hank:

I would like to thank you for your time, courtesy and confidence in Gerbsman Partners. For your review, I have outlined below an agreement (“Agreement”) whereby TGI Financial, Inc. a California Corporation, doing business as Gerbsman Partners (“Gerbsman Partners”) will assist Xtent, Inc.. (“Client”) as a business consultant and investment banker solely in developing and executing an action plan for maximizing enterprise value of Client assets.

Set forth below are the services Gerbsman Partners will perform for Client, as an independent contractor, and the compensation which Gerbsman Partners will receive from Client for those services. Kenneth Hardesty and Dennis Sholl will be working on this assignment with Steven R. Gerbsman.

1.         Scope of Engagement

On May 11, 2009, Client’s board of directors approved a Complete Plan of Dissolution and Liquidation (the “Plan of Dissolution”) and on August 3, 2009, at a special meeting of Client’s stockholders, the Plan of Dissolution was approved Client’s stockholders.  Gerbsman Partners agrees to provide the following services pursuant to the Plan of Dissolution:

(1)       To assist Client in maximizing enterprise value of Client;

(2)       To work with Client to develop and implement a strategy/action plan for maximizing enterprise value of Client;

(3)       To assist the Client in maximizing enterprise value of Client’s assets and, at the direction of the Client, assume responsibility for a “Date Certain M&A sales process” to maximize value of Client’s assets;

(4)       To communicate with Client, and with Client’s board of directors and senior management, on a daily and weekly basis on the progress of such plan to maximize enterprise value.

2.         Gerbsman Partners Compensation

In consideration for performing services hereunder, Gerbsman Partners will be compensated as follows:

(1)       Non-Refundable Retainer

A $125,000 non-refundable retainer paid on the signing of this Agreement.

Gerbsman Partners will be utilizing additional resources of Client and will not invoice Client for any services of additional resources, except for travel expenses. All travel expenses will be reviewed with and pre-approved by Client.  There will be no travel expenses in the Bay Area.

(2)       Performance Fee.

If a sale, merger, purchase of equity, asset sale, acquisition, assumption of debt or full or partial transfer of assets, including a full or partial transfer of contractual rights and/or intellectual property (“Transaction”), whether separately or in combination, is completed for all or part of Client, Gerbsman Partners will receive a performance fee (“Performance Fee”) of:

*Ten Percent (10%) of the first $ 1 million Transaction Value (as defined below), plus

*Eight Percent (8%) of the Transaction Value from $1 million to $ 2 million, plus

*Six Percent (6%) of the Transaction Value in excess of $ 2 million.

Transaction Value (“Transaction Value”) is defined as the total consideration paid by a buyer or buyers to Client or to Client’s shareholders or creditors in a Transaction or Series of Transactions. The form of consideration may include, but is not limited to, debt, equity, warrants, options, cash, any other transfer of value or any combination thereof.  Pursuant to this agreement, Client may from time to time request Gerbsman Partners to assist Client in reducing specific obligations or liabilities of Client.  Gerbsman Partners will use best efforts in this regard, however Gerbsman Partners makes no guarantee of any success.  In the event any such obligation or liability is equal to or greater than $1,000,000 on the date this letter is executed, then Gerbsman Partners will be under no obligation to assist Client in reducing such liability or obligation unless and until the parties agree on a separate fee for such services.  In the event that there are multiple Transactions, the Performance Fee will be paid on the sum total Transaction Value of all the Transactions combined.  Transaction Value does not include the amount of cash held by Client as of the date this letter is executed by both parties.

Notwithstanding the foregoing, Gerbsman Partners minimum Performance Fee will be $100,000 Cash, upon the closing of a Transaction. The Performance Fee is in addition to the Non-Refundable Retainer. The Non-Refundable Retainer will specifically not be offset against the Performance Fee or against the minimum Performance Fee.

(3)       Payable Date for Performance Fee

The Performance Fee is due and payable to Gerbsman Partners by Client upon the closing and receipt of funds of any Transaction as defined in the Performance Fee section above.  In the event that the proceeds of any Transaction, or any portion thereof, are held in escrow or paid over time, the amount of any Performance Fee in excess of the $100,000 minimum Performance Fee set forth above will become due and payable when and as such proceeds are received by or released to Client.

(4)       Reasonable Business Expenses

Reasonable business expenses, which may include travel and other pre-approved expenses, will be reimbursed to Gerbsman Partners on a weekly basis and will include a detailed expense report and adequate proof of any expenditure. Gerbsman Partners will not invoice Client for any business expenses incurred in the San Francisco Bay Area.

3.         No Guarantee of Success

Gerbsman Partners cannot guarantee the successful completion of Client maximizing the value of Client and its assets and makes no such guarantee herein. Gerbsman Partners does guarantee to use best efforts within commercial reasonableness to complete the tasks described herein and to operate at all times in a skilled professional manner and in accordance with the direction of Client management.

4.         Confidentiality

Gerbsman Partners agrees to maintain the confidentiality of any information it learns from Client except as is necessary to fulfill the functions described in the Agreement and such confidentiality obligation will continue for a period of one year after termination of this Agreement, except where information is part of the public domain prior to the date of this Agreement; or such information becomes part of the public domain not due to some unauthorized act or omission of Gerbsman Partners after this Agreement is executed; or Gerbsman Partners can demonstrate that it had independently developed knowledge of such information prior to the date of this Agreement; or such information is disclosed to Gerbsman Partners by a third party who has the right to make such disclosure; or permission to disclose said information or to make use thereof is obtained by Gerbsman Partners from Client.

5.         Indemnification

In consideration of Gerbsman Partners agreement to perform services and Client agreement to pay for such services under the terms of this engagement, Client will:

(1)       Indemnify and hold harmless Gerbsman Partners and any of its directors, officers, employees, consultants or agents (each, individually, an “Indemnified Person”) from any losses, claims, damages or liabilities to which such Indemnified Person may become subject primarily arising out of or in connection with the rendering of services by Gerbsman Partners hereunder, except to the extent that such losses, claims, damages or liabilities have resulted from the gross negligence or recklessness or willful misconduct of any Indemnified Person; and

(2)       Except as otherwise provided in the following paragraph, reimburse such Indemnified Person for reasonable legal or other expenses, as they are incurred, that arise in connection with investigating, preparing to defend or defending any lawsuit, claim or proceeding and any appeals there from arising in any manner out of or in connection with the rendering of services by Gerbsman Partners hereunder except to the extent that such lawsuit or claim arises out of the gross negligence or recklessness or willful misconduct of any Indemnified Person; provided, however, that (i) in the event a final judicial determination is made to the effect specified in subparagraph (1) above, such Indemnified Person promptly will remit to Client any amounts reimbursed under this subparagraph (2) and (ii) each Indemnified Person will, to the extent possible, provide the company with prior notice of such expense and will use reasonable efforts to minimize same, and (iii) at all times control over any defense, settlement and/or expenses will be subject to the control of Client

(3)       Client and Gerbsman Partners agree that the above indemnification and reimbursement commitments set forth above will apply whether or not such Indemnified Person is named party to any such lawsuit, claim or other proceeding and promptly after receipt by Gerbsman Partners of notice of its involvement in any action, proceeding or investigation, it will, if a claim in respect thereof is to be made under the preceding paragraph, notify the Company in writing of such involvement. To the extent it wishes, the Company will be entitled to assume the defense of any action which is the subject of the preceding paragraph with counsel reasonably satisfactory to Gerbsman Partners and the payment of fees and expenses of such counsel, provided that Gerbsman Partners will have the right to control its defense if, in the opinion of counsel, Gerbsman Partners defense is in conflict or potential conflict with a defense pertaining to the Company. In such event, Gerbsman Partners will have the right to retain counsel reasonably satisfactory to the Company, at the Company’s expense, to represent Gerbsman Partners in any claim or action in respect of which indemnity may be sought and Gerbsman Partners agrees to cooperate with the Company and the Company’s counsel in the defense of such claim or action. In the event that the Company does not promptly assume the defense of a claim or action, Gerbsman Partners will have the right to employ counsel reasonably satisfactory to the Company, at the Company’s expense, to defend such claim or action.

6.         Term and Miscellaneous Provisions

(1)       This Agreement will have a term commencing on the date hereof and ending one year from the date of execution. Nevertheless, this Agreement may be terminated by Client with 3-business day’s prior written notice and by Gerbsman Partners after 60 days from the signing of this Agreement. In the event of any such termination of this Agreement by Client, Client will continue to be obligated to pay to Gerbsman Partners the Performance Fee as outlined above upon the successful completion of any Transaction within one year following the termination date of this Agreement and any reasonable out-of-pocket expenses incurred by Gerbsman Partners through the termination date of this Agreement. If Gerbsman Partners terminates this Agreement for any reason other than for non-payment by Client of the retainer, then Client will not be obligated to pay Gerbsman Partners any Performance Fee but will be obligated to pay any reasonable out-of-pocket expenses incurred by Gerbsman Partners through the date of termination of this Agreement.  In such event, Gerbsman Partners will return to Client the amount of the non-refundable retainer previously paid to Gerbsman Partners by Client.

Notwithstanding the above, Client will notify Gerbsman Partners in writing (fax or email), on or before August 14, 2009 as to whether Client wants Gerbsman Partners to proceed with the Date Certain M&A Process.  If Client does not notify Gerbsman Partners in writing, then this Agreement is terminated.

(2)       Client will cooperate with, and make available to, Gerbsman Partners all information that Gerbsman Partners reasonably requests in connection with the performance of services hereunder, including all information concerning the business, assets, operations or financial condition of Client. Gerbsman Partners may rely upon the accuracy and completeness of such information without independent verification and is authorized to make appropriate use of such information.

(3)       It is understood that at all times, Client will have the sole right to accept or reject any proposed sale, merger, asset sale of all or part of Client, and to approve or disapprove any terms or conditions of any such proposed sale, merger or asset sale. In rendering services to Client hereunder, Gerbsman Partners is not assuming any responsibility for Client’s underlying business decision to maximize value of Client and its assets.

(4)       The indemnity and expense reimbursement liability of Client will remain operative and in full force and effect regardless of any termination.

(5)       This Agreement will be governed by the laws of the State of California and may be amended only in writing signed by both parties.

(6)       If any provision of this Agreement should become unenforceable, invalid, or declared illegal, then that provision will be considered severed from the rest of this Agreement and will not affect the validity of the remainder of this Agreement.

(7)       In any litigation, arbitration or court proceeding between the parties, the prevailing party will be entitled to recover, in addition to any other amounts awarded, attorneys’ fees and all costs of proceedings incurred in enforcing this Agreement.

(8)       Any portion of the Performance Fee due under this Agreement and not paid per the terms of this Agreement will earn interest payable to Gerbsman Partners at the interest rate of eighteen percent (18%) per annum, compounded daily, provided, however, that the interest rate will in no event exceed the maximum interest rate permitted by law.

(9)       Any dispute or controversy arising under, out of or in connection with this Agreement will be resolved by binding arbitration conducted in the county of San Francisco, California under JAMS (www.jamsadr.com) and will be commenced within 30 days of any party’s written request to the other party. The written request will identify the issues to be arbitrated and will suggest an arbitrator. If the receiving party does not agree to the suggested arbitrator, the arbitrator will be chosen by the procedures of JAMS. Any final arbitration decision rendered pursuant to this Agreement will be non-appealable and may be enforced in any court of competent jurisdiction. Except as otherwise provided in this Agreement, each party will bear its own legal fees, costs and other expenses incurred in any arbitration brought under this Agreement. The parties intend that this agreement to arbitrate be irrevocable.

I would like to thank you for your trust and confidence. Please execute the acknowledgment below and remit cashiers check or wire transfer, in the amount of $125,000, to TGI Financial, Inc.

Sincerely,

/s/ Steven R. Gerbsman	8-7-09
Steven R. Gerbsman	Date
Principal
Gerbsman Partners

Accepted:

/s/ Henry A. Plain, Jr.	8-7-09
Henry A. Plain, Jr.	Date
Chairman of the Board
Xtent, Inc.